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DIOMED HOLDINGS, INC.
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To Our Shareholders:

  delivered another record-setting year in 2006 - record revenues and a record number of procedures performed - driven by the growing demand for EVLT® products. Since 2002, the Company’s revenue has grown at a remarkable 40% compounded annual growth rate.

Diomed has reinforced its foothold as the market leader in the field of endovenous laser treatment of varicose veins in the United States and our talented professional team is making substantial inroads in targeted international markets with particular emphasis on the European and Latin American markets. Our direct sales forces in England and Northern Latin America have made notable progress, and we expect to see accelerated growth in our global EVLT® business in 2007 and beyond.

Importantly, the Company continued to strengthen its leadership position in the highly competitive field of endovenous laser treatment of varicose veins with its pioneering EVLT® product line. Our business continues to be driven by strong clinical, financial and market fundamentals. In combination, they provide a unique opportunity for the Company and its investors for the following reasons:

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Significant Market Opportunity --- Of the 25 to 40 million Americans with superficial venous disease, Diomed estimates that between 12 and 15 million suffer from chronic varicose veins. Moreover, gender, lifestyle and population demographics provide a constantly renewing target patient population. Endovenous laser treatment for varicose veins expanded its market share vs. both surgical stripping and radio frequency alternatives; and today is clearly the procedure of choice for both physicians and patients alike in the United States.

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Recurring Revenue Model --- Diomed’s EVLT® product line is marketed as a complete clinical solution, including a laser and a disposable kit plus other complementary products that support our basic strategy to assist physicians in responding to the demand for minimally invasive treatment of varicose veins. The Company produces a recurring revenue stream in a “razor-razorblade” model through the sale of single-use disposable kits. In 2005, Diomed launched a “closed” laser system which limits the use of its laser platform to Diomed disposable kits, assuring full capture of disposable product sales. Closed systems represented 95% of our laser sales in 2006, up from 70% in 2005, bringing the total number of closed laser systems to nearly 50% of our installed EVLT® laser base.

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Attractive Physician Economics --- The rapid adoption of the EVLT® procedure has been greatly enhanced by Medicare/Medicaid reimbursement, starting in January 2005. Today, over 200 million patients are covered for the procedure under Medicare/Medicaid or private insurers. At an unadjusted Medicare/Medicaid rate of nearly $1,900 for the basic procedure, over $1,000 for reimbursement of recommended evaluation and follow-up visits, and private insurers typically paying a 30% to 50% premium over Medicare reimbursement levels, EVLT® represents a significant revenue opportunity for the physician-office based practice.

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Superior Efficacy --- While early EVLT® clinical studies utilizing an outdated “pulsed laser” mode resulted in efficacy rates as low as 93%, clinical studies using the current continuous mode demonstrate efficacy rates up to 98% over five years. Driven by this exceptional efficacy rate and unusually low complication rates, Diomed has established an installed laser system base of more than 1,100 physicians who have successfully performed more than 100,000 procedures using Diomed’s disposable products.

Although the purpose of this communication is up-date you on 2006, I would be remiss if I didn’t focus on the very positive outcome regarding our long standing patent infringement battle. The case, which began on March 12, concluded with the jury finding AngioDynamics and Vascular Solutions each liable for both inducing infringement and contributory infringement of Diomed’s ‘777 patent and awarded Diomed damages of $12.5 million. This decision followed a ruling of the Court in Summary Judgment in August 2006 that the ‘777 patent was both valid and enforceable.

As you may remember, January 2004, Diomed commenced legal action in the U.S. District Court for the District of Massachusetts against AngioDynamics seeking injunctive relief and damages for infringement of Diomed’s pioneering U.S. Patent Number 6,398,777 which covers the endovascular laser treatment of varicose veins. Diomed acquired exclusive rights to the patent from the five inventors of the procedure in September 2003. Diomed initiated similar actions against Vascular Solutions and two smaller competitors later in 2004. The latter two cases are still pending and we expect resolution later this year.

The decision significantly alters the competitive landscape in the treatment of venous disease and is expected to have a positive impact on our financial performance going forward. At existing growth rates, the infringers sales in this market segment represent approximately $20 to $25 million in annual customer demand and we have already initiated plans to maximize our share of that business.

Although both infringers have indicated that they plan to appeal the verdict and will introduce “work-around” disposable devices, Diomed remains confident that the jury decision will be upheld and that any attempt to work around the patent will be successfully dealt with through appropriate legal channels. We will, of course, keep our shareholders apprised of further developments in the legal proceedings.

In closing, Diomed has reinforced its foothold as the market leader in the field of endovenous laser treatment of varicose veins in the United States and our talented professional team is making substantial inroads in targeted international markets with particular emphasis on the European and Latin American markets. Our direct sales forces in England and Northern Latin America have made notable progress, and we expect to see accelerated growth in our global EVLT® business in 2007 and beyond.

Diomed’s integrated medical solutions strategy combining the EVLT® laser enabling platform and disposable procedure products with intensive physician training, practice building and patient communication programs, and complementary procedure technology and products has clearly differentiated us from competition. Importantly, we have strengthened this basic medical solutions strategy in 2006 by creating market focused partnerships with leaders in supporting technologies such as SonoSite in the field of portable ultra sound, BDN-Jobst in the field of compression therapy and Luminetx in near-infrared imaging technology.

You can readily see why the management of Diomed sees an exceptionally bright future. I want to thank all our employees, our customers, and our shareholders for their continued support and contributions to our success in 2006.

Sincerely yours,

Diomed Holdings, Inc.

James A. Wylie
Chief Executive Officer